Exhibti (a)(10)

                      SCUDDER VARIABLE LIFE INVESTMENT FUND

                              Amended and Restated
                     Establishment and Designation of Series
               of Shares of Beneficial Interest, Without Par Value


         The undersigned, being a majority of the duly elected and qualified Trustees of Scudder Variable Life Investment Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Amended and Restated Declaration of Trust dated October 24, 1997 (the "Declaration"), having heretofore established and designated the shares of beneficial interest of the Trust (the "Shares") into nine series (each a "Portfolio" or collectively the "Portfolios"), hereby establish and designate an additional Portfolio, such Portfolio to have the following designation and special and relative rights:

1.       The Portfolios heretofore designated are as follows:

                                    Balanced Portfolio
                                    Bond Portfolio
                                    Capital Growth Portfolio
                                    Global Discovery Portfolio
                                    Growth and Income Portfolio
                                    International Portfolio
                                    Large Company Growth Portfolio
                                    Money Market Portfolio
                                    21st Century Growth Portfolio

2.       The additional Portfolio designated hereby is as follows:

                                    Health Sciences Portfolio

3. Each Portfolio shall consist of an unlimited number of Shares. Each Portfolio shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended from time to time. Each Share of each Portfolio shall be redeemable as provided in the Declaration, shall be entitled to one vote (or fractional thereof in respect of a fractional share) on matters on which Shares of that Portfolio shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Portfolio. The proceeds of sales of Shares of a Portfolio, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Portfolio, unless otherwise required by law. Each Share of a Portfolio shall be entitled to receive its pro rata share of the net assets of that Portfolio upon liquidation of that Portfolio. Upon redemption of a Shareholder's Shares or indemnification for liabilities incurred by reason of a Shareholder's being or having been a shareholder of a Portfolio, or the entry of a final judgment in favor of a Shareholder by reason of being or having been a Shareholder of the Portfolio, such Shareholder shall be paid solely out of the property of the Portfolio.

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4.       Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of Shareholders of one Portfolio, in which case only the Shareholders of such Portfolio shall be entitled to vote thereon. Unless otherwise determined by the Trustees, any matter shall be deemed to have been effectively acted upon with respect to the Portfolio if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration. The Trustees may, in conjunction with the establishment of any additional series or class of shares of the Trust, establish or reserve the right to establish conditions under which the several series or classes shall have separate voting rights or no voting rights.

5. The Shares of the Balanced Portfolio, Bond Portfolio, Capital Growth Portfolio, Global Discovery Portfolio, Growth and Income Portfolio, International Portfolio, Large Company Growth Portfolio, Money Market Portfolio, and 21st Century Growth Portfolio outstanding, and the assets and liabilities of such Portfolios shown on the books of the Trust, as of the close of business on the date hereof shall be unaffected by this instrument.

6. After the close of business on the date hereof, the assets and liabilities of the Trust shall be allocated among the Portfolios as set forth in
Section 5.11 of the Declaration, except as provided below.

         (a) Costs incurred by the Trust, on behalf of Health Sciences Portfolio, in connection with the organization, registration and public offering of shares of such Portfolio shall be allocated to the particular Portfolio unless assumed by another party or otherwise required by applicable law or generally accepted accounting principles.

         (b) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Portfolio shall be allocated among the Portfolios on the basis of their relative average daily net assets.

         (c) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Portfolios.

7. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Portfolio now or hereafter created, or to otherwise change the special and relative rights of any such Portfolio provided that such change shall not adversely affect the rights of Shareholders of a Portfolio.

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         The foregoing shall be effective upon execution.




                                 SCUDDER VARIBALE LIFE INVESTMENT FUND

                                 /s/Kenneth Black, Jr.
                                 ----------------------------------
                                 Dr. Kenneth Black, Jr., as Trustee

                                 /s/Dr. Rosita P. Chang
                                 ----------------------------------
                                 Dr. Rosita P. Chang, as Trustee

                                 /s/Peter B. Freeman
                                 ----------------------------------
                                 Peter B. Freeman, as Trustee

                                 /s/Dr. J.D. Hammond,
                                 ----------------------------------
                                 Dr. J.D. Hammond, as Trustee

                                 ----------------------------------
                                 Kathryn L. Quirk, as Trustee




Dated:   February 22, 2001



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